UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission

File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On August 8, 2011, inContact, Inc., issued to Sunny Gosain, the Executive Vice President and Chief Products Officer, options to purchase 300,000 common shares on the terms set forth below under Item 5.02, Section (e), which is incorporated herein. The options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Section (b)

On August 6, 2011, inContact, Inc., eliminated the position of Executive Vice President, Product and Strategy and, as a result, the services of Jim Tanner in that position were terminated.

Section (e)

Sunny Gosain was elected by the Board of Directors on August 3, 2011, to the position of Executive Vice President and Chief Products Officer effective August 8, 2011. Chief Products Officer is a new executive office established by inContact.

The principal terms of employment for Mr. Gosain provide for:

•	Base salary of $240,000 per year;

•	$150,000 bonus potential under the 2011 executive officer bonus plan, of which $65,000 is guaranteed;

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non-qualified stock options to purchase 300,000 common shares at a price of $3.57 per share that vest in equal annual installments over a three year period beginning one year from August 8, 2011, and expire after five years; and

•	Participation in benefit and other plans available to inContact employees.

On August 3, 2011, the Compensation Committee approved an increase in the annual base salary for Mariann McDonagh, Executive Vice President and Chief Marketing Officer, from $200,000 to $224,000, effective August 1, 2011.

On August 3, 2011, the Board of Directors adopted a formal written policy for applying the change in control severance compensation arrangement established previously for our executive officers. The amount of the severance benefit for executive officers has not changed. The written policy is intended to formalize the process and procedure for the severance arrangement. The terms of the policy include the following:

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A “Change in Control” occurs if: (i) any person acquires beneficial ownership of 50% or more of either the then-outstanding shares of our common stock, or the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board; or (iii) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or our acquisition of assets or stock of another entity, in each case, unless, (a) all or substantially all of the individuals and entities who were the beneficial owners of either the outstanding shares of our common stock, or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of, respectively, our then-outstanding shares of common stock and the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the transaction, (b) no person beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from the transaction, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the transaction, and (c) at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the transaction.

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A participant shall be entitled to receive from inContact a severance payment if there has been a change in control and if, after a change in control and within the protection period (six months following the change in control), (i) the participant’s employment shall be terminated without just cause, or (ii) the participant shall terminate employment with the Company for good reason. “Just cause” means: termination for fraud or embezzlement related to inContact; intentionally engaging in other unlawful or criminal activity in connection with his or her duties as an executive officer that causes or may reasonably be expected to cause substantial injury to inContact; entering a guilty plea with respect to or being convicted of a felony that causes or may reasonably be expected to cause substantial injury to inContact; committing any intentional and deliberate breach of his or her duties that are material in relation to the participant’s overall duties and cause or are reasonably expected to cause substantial injury to inContact; or, materially breaching any confidentiality or non-compete agreement with inContact. “Good Reason” means: the assignment to the participant of any duties inconsistent in any substantial respect with the participant’s position, authority or responsibilities preceding the change in control, which assignment results in a substantial diminution in such position, authority or responsibilities; any failure by inContact to furnish the participant with compensation and benefits at a level equal to or exceeding those received by the participant preceding the change in control, other than a reduction in compensation that is applied to substantially all of the executives in approximately the same dollar amount or percentage, or a reduction or modification of any employee benefit program covering substantially all of the employees; or, requiring the participant to be based or to perform services at any office or location that is in excess of 30 miles from the principal location of the participant’s work preceding the change in control.

•	The severance payment payable to participants is paid in a lump sum on the 65th day following the participant’s termination date.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Title of Document

10.1	inContact, Inc. Change in Control Severance Compensation Policy

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: August 9, 2011	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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